Exhibit 99.1

Marathon Petroleum Corporation Reports Fourth-Quarter and Full-Year 2012 Results

•	Reported fourth-quarter earnings of $755 million, or $2.24 per diluted share, and full-year earnings of $3.39 billion, or $9.89 per diluted share

•	$1.76 billion of capital returned to shareholders in 2012

•	Initial public offering of MPLX LP completed

•	$2.2 billion Detroit Heavy Oil Upgrade Project completed

•	Galveston Bay refinery and associated assets acquisition planned for Feb. 1

•	Capital expenditures of $1.6 billion authorized for 2013, excluding Galveston Bay purchase price

•	Board increases outstanding share repurchase authorization to $2.65 billion

FINDLAY, Ohio, Jan. 30, 2013 – Marathon Petroleum Corporation (NYSE: MPC) today reported 2012 fourth-quarter earnings of $755 million, or $2.24 per diluted share, compared with a loss of $75 million, or $0.21 per diluted share, in the fourth quarter of 2011. For the fourth quarter of 2012, earnings adjusted for special items were $760 million, or $2.26 per diluted share, compared with a loss adjusted for special items of $75 million, or $0.21 per diluted share, in the fourth quarter of 2011.

Earnings were $3.39 billion, or $9.89 per diluted share, in 2012, compared with $2.39 billion, or $6.67 per diluted share, in 2011. For 2012, earnings adjusted for special items were $3.35 billion, or $9.79 per diluted share, compared with $2.41 billion, or $6.72 per diluted share, in 2011.

“Marathon Petroleum Corporation’s commitment to safety, operational excellence and strong financial performance enabled us to continue to enhance shareholder value through strategic investments in the business and return of capital to our investors,” said Gary R. Heminger, president and chief executive officer. “The expansion of our share repurchase authorization announced earlier today reflects our strategic intent to achieve balance and discipline in our use of investor capital. We will continue to drive value by making carefully considered investments that position us to take advantage of evolving crude oil and product opportunities, along with a consistent and focused return of capital to our shareholders.”

	Three Months Ended December 31		Year Ended December 31
(In millions, except per diluted share data)	2012	2011	2012	2011
Earnings (loss)(a)	$755	$(75)	$3,389	$2,389
Adjustments for special items (net of taxes):
Minn. assets sale settlement gain	—	—	(117)	—
Pension settlement expenses	5	—	80	—
Income tax law changes	—	—	—	17

Earnings (loss) adjusted for special items(b)	$760	$(75)	$3,352	$2,406

Earnings per diluted share	$2.24	$(.21)	$9.89	$6.67
Adjusted earnings per diluted share	$2.26	$(.21)	$9.79	$6.72
Weighted average shares – diluted	336	356	342	357
Revenues and other income	$20,711	$19,441	$82,492	$78,759

(a)	References to earnings (loss) refer to net income (loss) attributable to MPC. See below for further discussion of earnings (loss).
(b)	Earnings (loss) adjusted for special items is a financial measure not in accordance with generally accepted accounting principles (GAAP) and should not be considered a substitute for earnings (loss) as determined in accordance with accounting principles generally accepted in the United States. See below for further discussion of earnings (loss) adjusted for special items.

Heminger noted that in 2012, MPC returned $1.35 billion to shareholders through two accelerated share repurchase programs and another $407 million through dividends. MPC’s stock at year-end 2012 reflected an 89 percent increase in value relative to year-end 2011. With dividends, total shareholder return for 2012 was 93 percent.

Significant Accomplishments

Heminger said that MPC’s excellent financial results in 2012 were matched by its safety performance. “At MPC, we regard health and safety as core values,” he said. “When our operations are safe and our people healthy, we know our results will be that much better. That certainly has held true as MPC employees and contractors helped us achieve our best-ever safety performance in 2012, an accomplishment of which we are all very proud.”

Heminger highlighted the initial public offering (IPO) of midstream master limited partnership MPLX LP (MPLX) as an important milestone for MPC in 2012. MPLX common units began trading on the New York Stock Exchange on Oct. 26. “With its ownership of a majority interest in some of MPC’s core midstream assets, MPLX represents an attractive investment for unitholders and MPC shareholders alike,” he said. “With multiple avenues for expansion, MPLX will be our primary vehicle to grow our midstream business and to participate in the infrastructure investments needed to address the changing North American energy landscape. MPC’s ownership interest in MPLX will allow MPC shareholders to participate in the value created by growing the fee-based, stable, cash-flow business of MPLX.”

As 2012 came to a close, MPC’s Detroit Heavy Oil Upgrade Project (DHOUP) was complete and fully operational. “DHOUP represents a landmark achievement for MPC,” Heminger said. “This $2.2 billion investment increases our capacity to process heavy crude oils, which are expected to be price-advantaged well into the future, and enhances our flexibility to process a wide slate of crude oils.”

Heminger also remarked on DHOUP’s execution as notable. “We completed this project not only on budget and on schedule, but with world-class safety performance, including no lost-time injuries since we started construction in mid-2008,” he said. “I am proud of the project team and all our employees and contractors whose sustained effort over the years resulted in such a successful outcome.”

In October, MPC announced that it had signed a definitive agreement with BP to acquire its 451,000 barrel-per-calendar-day refinery near Galveston Bay in Texas City, Texas, and related midstream assets and branded jobber contracts for approximately $598 million, plus inventories estimated at $1.1 billion. The agreement also contains an earnout provision under which MPC could pay up to an additional $700 million over six years, subject to financial performance and other conditions. The transaction will be funded with cash on hand, and is expected to be accretive to earnings in the first year of operation. “The Galveston Bay asset acquisition will be an excellent complement to our existing business,” Heminger said. “It will augment our ability to process a wide variety of crude oils, provide us additional access to refined product markets and give us a significant refining presence in the western Gulf of Mexico region, which will provide additional balance to our system. It also will increase our brand presence in the Southeast and significantly increase our participation in the chemicals value chain.” The refinery is one of the largest and most complex in the U.S., with a Nelson Complexity Index of 15.3. This will make it the most complex in MPC’s refining system.

Acquisition of the refinery and related assets is planned for completion Feb. 1.

MPC’s Speedway retail segment increased its store-count by about 7 percent in 2012 after acquiring 97 convenience stores in Indiana, Ohio and Kentucky. The acquisitions included 87 GasAmerica stores and 10 Road Ranger stores, bringing its total count to approximately 1,460 stores. “We continue to invest in this channel of distribution, which provides assured sales of gasoline manufactured at our refineries, and has generated stable cash flow from food and merchandise sales,” said Heminger. “In addition to strengthening its presence in key marketing areas, Speedway also achieved record segment income and EBITDA per store. At the same time, Speedway grew its merchandise same-store sales for the 15th consecutive year and achieved its best-ever safety record.”

2013 Capital Plan

MPC’s capital investment plan for 2013 totals $1.6 billion, excluding the acquisition purchase price of the Galveston Bay refinery and related assets. The capital allocated to the Refining & Marketing segment is $1.02 billion for maintenance and value-accretive projects intended to capture additional value from changes in the market for crude oil, other feedstocks and refined products. The capital for these projects includes approximately $400 million for maintenance and synergy capital for the Galveston Bay refinery and related assets.

Capital allocated to the Speedway segment is $255 million, primarily for new stores, rebuilds, remodels and site acquisitions. Capital allocated to the Pipeline Transportation segment is $184 million, including MPLX. Capital allocated to corporate support activities is $160 million, primarily for upgrades to information technology systems.

Segment Results

Total income from operations was $1.19 billion in the fourth quarter of 2012 and $5.35 billion for full-year 2012, compared with a loss of $158 million and income of $3.75 billion in the fourth quarter of 2011 and full-year 2011, respectively.

	Three Months Ended December 31		Year Ended December 31
(In millions)	2012	2011	2012	2011
Income (loss) from Operations by Segment
Refining & Marketing	$1,139	$(182)	$5,098	$3,591
Speedway	77	73	310	271
Pipeline Transportation	72	38	216	199
Items not allocated to segments:
Corporate and other unallocated items	(91)	(87)	(336)	(316)
Minn. assets sale settlement gain	—	—	183	—
Pension settlement expenses	(8)	—	(124)	—

Income (loss) from operations	$1,189	$(158)	$5,347	$3,745

Refining & Marketing

Refining & Marketing segment income from operations was $1.14 billion in the fourth quarter of 2012 and $5.10 billion for full-year 2012, compared with a loss of $182 million and income of $3.59 billion in the fourth quarter of 2011 and full-year 2011, respectively.

The $1.32 billion and $1.51 billion increases in Refining & Marketing segment income from operations for the fourth quarter of 2012 and full-year 2012 compared to the same periods in 2011 were primarily the result of a higher refining and marketing gross margin. The refining and marketing gross margin averaged $9.17 per barrel and $10.45 per barrel for the fourth quarter of 2012 and full-year 2012, respectively, compared with $0.39 per barrel and $7.75 per barrel for the fourth quarter of 2011 and full-year 2011, respectively. The main factors contributing to the increase in the gross margin were higher crack spreads and favorable crude oil acquisition costs. The favorable crude oil acquisition costs resulted primarily from a widening of the sweet/sour differential in the fourth quarter of 2012 and full-year 2012 compared to the same periods in 2011.

	Three Months Ended December 31		Year Ended December 31
(mbpd = thousands of barrels per day)	2012	2011	2012	2011
Key Refining & Marketing Statistics
Refinery throughputs (mbpd)
Crude oil refined	1,242	1,195	1,195	1,177
Other charge & blendstocks	206	176	168	181

Total	1,448	1,371	1,363	1,358
Refined product sales volume (mbpd)(a)	1,686	1,611	1,599	1,581
Refining & Marketing gross margin ($/barrel)(b)	$9.17	$0.39	$10.45	$7.75

(a)	Includes intersegment sales
(b)	Sales revenue less cost of refinery inputs, purchased products and manufacturing expenses, including depreciation and amortization, divided by Refining & Marketing segment refined product sales volumes.

Speedway

Speedway segment income from operations was $77 million in the fourth quarter of 2012 and $310 million for full-year 2012, compared with $73 million in the fourth quarter of 2011 and $271 million for full-year 2011. The increases were primarily the result of a higher merchandise gross margin and a higher gasoline and distillates gross margin, partially offset by higher expenses associated with an increase in the number of stores.

	Three Months Ended December 31		Year Ended December 31
	2012	2011	2012	2011
Key Speedway Statistics
Convenience stores at period end	1,464	1,371
Gasoline and distillates sales (million gallons)	786	745	3,027	2,938
Gasoline and distillates gross margin ($/gallon)(a)	$0.1424	$0.1400	$0.1318	$0.1308
Merchandise sales (in millions)	$761	$721	$3,058	$2,924
Merchandise gross margin (in millions)	$196	$183	$795	$719
Same-store gasoline sales volume (period over period)	(0.2)%	(0.4)%	(0.8)%	(1.7)%
Same-store merchandise sales (period over period)	0.2%	0.7%	0.9%	1.1%
Same-store merchandise sales excluding cigarettes (period over period)	4.0%	7.2%	7.0%	6.7%

(a)	The price paid by consumers less the cost of refined products, including transportation, consumer excise taxes and bankcard processing fees, divided by gasoline and distillates sales volumes.

Pipeline Transportation

Pipeline Transportation segment income from operations, including 100 percent of MPLX’s operations, was $72 million in the fourth quarter of 2012 and $216 million for full-year 2012, $34 million higher than in the fourth quarter of 2011 and $17 million higher than in full-year 2011, respectively. The increase in the fourth quarter of 2012 compared to the fourth quarter of 2011 was primarily due to an increase in transportation tariffs and pipeline affiliate income, partially offset by higher mechanical integrity expenses. The increase in full-year 2012 segment income from operations compared to 2011 primarily resulted from an increase in transportation tariffs, partially offset by higher mechanical integrity expenses and lower pipeline affiliate income.

	Three Months Ended December 31		Year Ended December 31
	2012	2011	2012	2011
Key Pipeline Transportation Statistics
Pipeline throughput (mbpd)(a)
Crude oil pipelines	1,309	1,137	1,190	1,184
Refined product pipelines	1,003	1,007	980	1,031

Total	2,312	2,144	2,170	2,215

(a)	On owned common-carrier pipelines, excluding equity method investments.

Corporate and Special Items

Corporate and other unallocated expenses of $91 million in the fourth quarter of 2012 and $336 million for full-year 2012 were $4 million higher than in the fourth quarter of 2011 and $20 million higher than in the full-year 2011, respectively. The increase for the fourth quarter of 2012 compared to the fourth quarter of 2011 was primarily due to an increase in employee incentive compensation and nonrecurring project-related expenses, partially offset by a decrease in pension expenses associated with a pension plan amendment announced in the second quarter of 2012. The increase for full-year 2012 compared to full-year 2011 was primarily due to higher costs associated with being a stand-alone company for a full year in 2012, compared to half of the year in 2011, partially offset by a decrease in pension expenses associated with the pension plan amendment.

During the fourth quarter of 2012 and full-year 2012, MPC recorded pretax pension settlement expenses of $8 million and $124 million, respectively, resulting from the level of employee lump-sum retirement distributions occurring during the year. In addition, MPC recognized a pretax gain of $183 million in 2012 related to the sale of the company’s Minnesota assets in 2010.

Strong Financial Position and Liquidity

On Dec. 31, 2012, the company had $4.9 billion in cash and cash equivalents, an unused $2 billion revolving credit agreement and a $1 billion unused trade receivables securitization facility. The borrowing capacity on the revolving credit agreement will increase to $2.5 billion upon the acquisition of the Galveston Bay refinery and related assets to support additional core liquidity needs of the company. MPC intends to fund the Galveston Bay acquisition with cash on hand. The company’s credit facilities and cash position should provide it with sufficient flexibility to meet its day-to-day operational needs, and its strong performance should enable it to continue its balanced and disciplined approach to investing in the business and returning capital to shareholders. As of Dec. 31, 2012, the company’s strong financial position was reflected by its debt-to-total capital ratio of 22 percent.

Incremental Share Repurchase Authorization

MPC’s board of directors today approved an additional $2 billion share repurchase authorization. The board also extended the remaining $650 million share repurchase authorization announced on Feb. 1, 2012, for a total outstanding authorization of $2.65 billion through December 2014.

Conference Call

At 10 a.m. EST today, MPC will hold a webcast and conference call to discuss reported results and provide an update on company operations. Interested parties may listen to the conference call on MPC’s website at http://www.marathonpetroleum.com by clicking on the “2012 Fourth-Quarter Financial Results” link. Replays of the conference call will be available on the company’s website through Wednesday, Feb. 13. Financial information, including the earnings release and other investor-related material, will also be available online prior to the webcast and conference call at http://ir.marathonpetroleum.com in the Quarterly Investor Packet.

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About Marathon Petroleum Corporation

MPC is the nation’s fifth-largest refiner with a crude oil refining capacity of approximately 1.25 million barrels per day in its six-refinery system. Marathon brand gasoline is sold through approximately 5,000 independently owned retail outlets across 17 states. In addition, Speedway LLC, an MPC subsidiary, owns and operates the nation’s fourth-largest convenience store chain, with approximately 1,460 convenience stores in seven states. MPC also owns, leases or has ownership interests in approximately 8,300 miles of pipeline. Through subsidiaries, MPC owns the general partner of MPLX LP, a midstream master limited partnership. MPC’s fully integrated system provides operational flexibility to move crude oil, feedstocks and petroleum-related products efficiently through the company’s distribution network in the Midwest, Southeast and Gulf Coast regions. For additional information about the company, please visit our website at http://www.marathonpetroleum.com.

Investor Relations Contacts:

Pamela Beall (419) 429-5640

Beth Hunter (419) 421-2559

Media Contacts:

Angelia Graves (419) 421-2703

Jamal Kheiry (419) 421-3312

References to Earnings

References to earnings or loss mean net income (loss) attributable to Marathon Petroleum Corporation (MPC) from the statements of income. Unless otherwise indicated, references to earnings, earnings adjusted for special items and earnings per share are MPC’s share after excluding amounts attributable to noncontrolling interest.

Non-GAAP Financial Information

In addition to earnings (loss) determined in accordance with GAAP, MPC has provided supplemental “earnings (loss) adjusted for special items,” a non-GAAP financial measure that facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are considered non-recurring, are difficult to predict or to measure in advance or that are not directly related to MPC’s ongoing operations. A reconciliation between GAAP earnings (loss) and “earnings (loss) adjusted for special items” is provided in a table on page 1 of this release. “Earnings (loss) adjusted for special items” should not be considered a substitute for earnings (loss) as reported in accordance with GAAP. We believe certain investors use “earnings (loss) adjusted for special items” to evaluate MPC’s financial performance between periods. Management also uses “earnings (loss) adjusted for special items” to compare MPC’s performance to certain competitors.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws. These forward-looking statements relate to, among other things, MPC’s expectations, estimates and projections concerning MPC business and operations. You can identify forward-looking statements by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “project,” “could,” “may,” “should,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the issuer’s control and are difficult to predict. Factors that could cause actual results to differ materially from those in the forward-looking statements include: volatility in and/or degradation of market and industry conditions; the availability and pricing of crude oil and other feedstocks; slower growth in domestic and Canadian crude supply; completion of pipeline capacity to areas outside the U.S. Midwest; consumer demand for refined products; transportation logistics; the reliability of processing units and other equipment; our ability to successfully implement growth opportunities; impacts from our repurchases of shares of MPC common stock under our stock repurchase authorization, including the timing and amounts of any common stock repurchases; our ability to successfully complete the acquisition of BP’s Texas City, Texas, refinery and related logistics and marketing assets; state and federal environmental, economic, health and safety, energy and other policies and regulations; other risk factors inherent to our industry; and the factors set forth under the heading “Risk Factors” in MPC’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission (the “SEC”). In addition, the forward-looking statements included herein could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed here or in MPC’s Form 10-K could also have material adverse effects on forward-looking statements. Copies of MPC’s Form 10-K are available on the SEC website, at http://ir.marathonpetroleum.com or by contacting MPC’s Investor Relations Office.

Consolidated Statements of Income (Unaudited)

	Three Months Ended December 31		Year Ended December 31
(In millions, except per-share data)	2012	2011	2012	2011
Revenues and other income:
Sales and other operating revenues (including consumer excise taxes)	$20,684	$19,418	$82,235	$78,583
Sales to related parties	2	2	8	55
Income from equity method investments	8	9	26	50
Net gain (loss) on disposal of assets	(1)	2	177	12
Other income	18	10	46	59

Total revenues and other income	20,711	19,441	82,492	78,759
Costs and expenses:
Cost of revenues (excludes items below)	17,380	17,655	68,668	65,795
Purchases from related parties	76	70	280	1,916
Consumer excise taxes	1,438	1,307	5,709	5,114
Depreciation and amortization	283	230	995	891
Selling, general and administrative expenses	279	288	1,223	1,059
Other taxes	66	49	270	239

Total costs and expenses	19,522	19,599	77,145	75,014

Income (loss) from operations	1,189	(158)	5,347	3,745
Related party net interest and other financial income	—	—	1	35
Net interest and other financial income (costs)	(45)	(22)	(110)	(61)

Income (loss) before income taxes	1,144	(180)	5,238	3,719
Provision (benefit) for income taxes	385	(105)	1,845	1,330

Net income (loss)	759	(75)	3,393	2,389
Less: Net income attributable to noncontrolling interest	4	—	4	—

Net income (loss) attributable to MPC	$755	$(75)	$3,389	$2,389

Per-share data
Basic:
Net income (loss) attributable to MPC	$2.26	$(0.21)	$9.95	$6.70
Weighted average shares:(a)	334	356	340	356
Diluted:
Net income (loss) attributable to MPC	$2.24	$(0.21)	$9.89	$6.67
Weighted average shares:(a)	336	356	342	357
Dividends paid	$0.35	$0.25	$1.20	$0.45

(a)	The number of weighted average shares for the periods ended Dec. 31, 2012, reflects the impact of shares received in 2012 under our share repurchase program.

Supplemental Statistics (Unaudited)

	Three Months Ended December 31		Year Ended December 31
(Dollars in millions)	2012	2011	2012	2011
Income (loss) from Operations by Segment
Refining & Marketing	$1,139	$(182)	$5,098	$3,591
Speedway	77	73	310	271
Pipeline Transportation(a)	72	38	216	199
Items not allocated to segments:
Corporate and other unallocated items(a)	(91)	(87)	(336)	(316)
Minn. assets sale settlement gain	—	—	183	—
Pension settlement expenses	(8)	—	(124)	—

Income (loss) from operations	1,189	(158)	5,347	3,745
Net interest and other financial income (costs)	(45)	(22)	(109)	(26)

Income (loss) before income taxes	1,144	(180)	5,238	3,719
Income tax provision (benefit)	385	(105)	1,845	1,330

Net income (loss)	759	(75)	3,393	2,389
Less: Net income attributable to noncontrolling interest	4	—	4	—

Net income (loss) attributable to MPC	$755	$(75)	$3,389	$2,389

Capital Expenditures and Investments(b)
Refining & Marketing	$192	$300	$705	$900
Speedway(c)	83	43	340	164
Pipeline Transportation	42	52	211	121
Corporate and Other(d)	62	34	204	138

Total	$379	$429	$1,460	$1,323

(a)	Included in the Pipeline Transportation segment is $4 million of corporate overhead allocations and pension settlement expenses attributable to MPLX subsequent to MPLX’s October 31, 2012 initial public offering, which were included in items not allocated to segments prior to MPLX’s initial public offering. These expenses are not currently allocated to other segments.
(b)	Capital expenditures include changes in capital accruals.
(c)	Includes acquisitions of 97 convenience stores in 2012 and 23 convenience stores in 2011.
(d)	Includes capitalized interest.

Supplemental Statistics (Unaudited) (continued)

	Three Months Ended December 31		Year Ended December 31
	2012	2011	2012	2011

MPC Consolidated Refined Product Sales
Volumes (thousands of barrels per day (mbpd))(a)	1,702	1,630	1,618	1,599
Refining & Marketing (R&M) Operating Statistics
Refinery throughputs (mbpd):
Crude oil refined	1,242	1,195	1,195	1,177
Other charge and blendstocks	206	176	168	181

Total	1,448	1,371	1,363	1,358
Crude oil capacity utilization (percent)(b)	103	105	100	103
Refined product yields (mbpd):
Gasoline	788	754	738	739
Distillates	475	462	433	433
Propane	27	26	26	25
Feedstocks and special products	112	80	109	109
Heavy fuel oil	16	24	18	21
Asphalt	57	53	62	56

Total	1,475	1,399	1,386	1,383
R&M refined product sales volumes (mbpd)(c)	1,686	1,611	1,599	1,581
R&M gross margin ($/barrel)(d)	$9.17	$0.39	$10.45	$7.75
Direct operating costs in R&M gross margin ($/barrel)(e):
Planned turnaround and major maintenance	$0.91	$0.87	$1.00	$0.78
Depreciation and amortization	1.53	1.30	1.44	1.29
Other manufacturing(f)	3.22	3.10	3.15	3.16

Total	$5.66	$5.27	$5.59	$5.23
Speedway Operating Statistics
Convenience stores at period end	1,464	1,371
Gasoline and distillates sales (million gallons)	786	745	3,027	2,938
Gasoline and distillates gross margin ($/gallon)(g)	$0.1424	$0.1400	$0.1318	$0.1308
Merchandise sales (in millions)	$761	$721	$3,058	$2,924
Merchandise gross margin (in millions)	$196	$183	$795	$719
Same-store gasoline sales volume (period over period)	(0.2)%	(0.4)%	(0.8)%	(1.7)%
Same-store merchandise sales (period over period)	0.2%	0.7%	0.9%	1.1%
Same-store merchandise sales excluding cigarettes (period over period)	4.0%	7.2%	7.0%	6.7%
Pipeline Transportation Operating Statistics
Pipeline throughput (mbpd):(h)
Crude oil pipelines	1,309	1,137	1,190	1,184
Refined product pipelines	1,003	1,007	980	1,031

Total	2,312	2,144	2,170	2,215

(a)	Total average daily volumes of refined product sales to wholesale, branded and retail (Speedway segment) customers.
(b)	Based on calendar day capacity, which is an annual average that includes downtime for planned maintenance and other normal operating activities.
(c)	Includes intersegment sales.
(d)	Sales revenue less cost of refinery inputs, purchased products and manufacturing expenses, including depreciation and amortization, divided by R&M segment refined product sales volume.
(e)	Per barrel of total refinery throughputs.
(f)	Includes utilities, labor, routine maintenance and other operating costs.
(g)	The price paid by consumers less the cost of refined products, including transportation, consumer excise taxes and bankcard processing fees, divided by gasoline and distillates sales volumes.
(h)	On owned common-carrier pipelines, excluding equity method investments.

Segment Earnings Before Interest, Taxes, Depreciation & Amortization (Segment EBITDA) (Unaudited)

	Three Months Ended December 31		Year Ended December 31
(Dollars in millions)	2012	2011	2012	2011

Segment EBITDA(a)
Refining & Marketing	$1,369	$2	$5,902	$4,309
Speedway	107	101	424	381
Pipeline Transportation	89	49	270	244

Total Segment EBITDA(a)	1,565	152	6,596	4,934
Total segment depreciation & amortization	277	223	972	873
Items not allocated to segments:
Corporate and other unallocated items	(91)	(87)	(336)	(316)
Minn. assets sale settlement gain	—	—	183	—
Pension settlement expenses	(8)	—	(124)	—

Income (loss) from operations	1,189	(158)	5,347	3,745
Net interest and other financial income (costs)	(45)	(22)	(109)	(26)

Income (loss) before income taxes	1,144	(180)	5,238	3,719
Income tax provision (benefit)	385	(105)	1,845	1,330

Net income (loss)	759	(75)	3,393	2,389
Less: Net income attributable to noncontrolling interest	4	—	4	—

Net income (loss) attributable to MPC	$755	$(75)	$3,389	$2,389

(a)	Segment EBITDA represents segment earnings before interest and financing costs, interest income, income taxes and depreciation and amortization expense. Segment EBITDA is used by some investors and analysts to analyze and compare companies on the basis of operating performance. Segment EBITDA should not be considered as an alternative to net income (loss) attributable to MPC, income (loss) before income taxes, cash flows from operating activities or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States. Segment EBITDA may not be comparable to similarly titled measures used by other entities.

Select Financial Data (Unaudited)

(Dollars in millions)	December 31, 2012	September 30, 2012
Cash and cash equivalents	$4,860	$3,387
Total debt(a)	3,361	3,349
Equity	12,105	11,467
Debt-to-total-capital ratio (percent)	22	23

Cash provided from operations (quarter ended)	$2,043	$1,833

(a)	Includes long-term debt due within one year.